Entergy
500 Clinton Center Drive
Clinton, MS  39056

News
Release

Date:	January 31, 2006
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (601) 339-2816 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports Fourth Quarter Earnings

Clinton, Miss. - Entergy Corporation (NYSE:ETR) today reported fourth quarter 2005 as-reported earnings of $90.2 million, or 43 cents per share, compared with $154.9 million, or 68 cents per share, for fourth quarter 2004. On an operational basis, Entergy's fourth quarter 2005 earnings were $123.7 million, or 59 cents per share, compared with $113.6 million, or 50 cents per share, in fourth quarter 2004.

For the year, Entergy's as-reported earnings were $898.3 million, or $4.19 per share, and operational earnings were $943.1 million, or $4.40 per share. These results compare with as-reported earnings in 2004 of $909.5 million, or $3.93 per share, and operational earnings of $879.5 million, or $3.80 per share.

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP* to non-GAAP Measures
Fourth Quarter and Year-to-Date 2005 vs. 2004
	Fourth Quarter			Year-to-Date
(Per share in U.S. $)	2005	2004	$ Change	2005	2004	$ Change
As-Reported Earnings
Utility, Parent & Other	-	0.36	(0.36)	2.82	2.86	(0.04)
Entergy Nuclear	0.37	0.22	0.15	1.32	1.06	0.26
Energy Commodity Services	0.06	0.10	(0.04)	0.05	0.01	0.04
	0.43	0.68	(0.25)	4.19	3.93	0.26
Special Items	0.16	(0.18)	0.34	0.21	(0.13)	0.34
Operational Earnings	0.59	0.50	0.09	4.40	3.80	0.60

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Fourth Quarter 2005

  Utility, Parent & Other continued to be negatively affected by two hurricanes resulting in lower sales primarily in the industrial sector, partially offset by lower operation and maintenance expense.
  Entergy Nuclear results increased as a result of higher generation due to uprates and fewer planned outages during the current quarter, higher pricing, lower operation and maintenance expense, and accretion.
  Entergy's non-nuclear wholesale assets business had improved results due to the sale of SO2 allowances.

"The post-hurricane rebuilding process continues with marked progress being advanced at various levels," said J. Wayne Leonard, Entergy's chief executive officer. "Entergy continues to conduct its business with the goal of providing a safe environment for its employees, a high level of service to our customers, and top-quartile returns to our shareholders."

Other Quarterly Highlights
  Entergy completed key elements of its financing plan including the issuance of $0.5 billion of new debt financing, the syndication of a new $1.5 billion corporate revolver, and the successful marketing of $0.5 billion of equity units.
  Filings for recovery of storm costs were made in Louisiana and Mississippi with updated information on storm costs supplied in Texas.
  Entergy Nuclear successfully completed the refueling outage at Vermont Yankee in 19 days.
  New contracts signed at Entergy Nuclear raised the average sold price for its energy by $3-$7 per megawatt hour for the years 2007-2009.

Utility, Parent & Other

In fourth quarter 2005, Utility, Parent & Other reported an as-reported loss of $0.2 million, or zero cents per share, compared to earnings of $82.3 million, or 36 cents per share, in fourth quarter 2004. On an operational basis, earnings were $33.4 million, or 16 cents per share, in fourth quarter 2005, compared to $65.6 million, or 29 cents per share, in fourth quarter 2004. As-reported 2005 earnings reflect a loss of 16 cents per share resulting from the planned sale of the competitive retail business, comprised of an impairment reserve of 12 cents per share and an operating loss of four cents per share in this non-core business, with these amounts being reflected as discontinued operations in the financial statements.

Entergy New Orleans' results for the quarter are included in Utility, Parent & Other earnings. However, Entergy New Orleans is de-consolidated for fourth quarter 2005 financial reporting purposes due to uncertainties surrounding the nature, timing, and specifics of the Entergy New Orleans bankruptcy proceedings. On September 23, 2005, Entergy New Orleans filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to protect its customers and ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina.

Earnings in fourth quarter 2005, exclusive of Entergy New Orleans, reflect extended hurricane-related outages due to significant customer property damage which reduced overall customer usage and revenues. Fourth quarter results also reflect materially lower industrial usage, particularly in the chemical and refining sectors, due to industry concentration along the hurricane-stricken Gulf Coast, lower operation and maintenance expense due to timing differences in spending anticipated in late 2005, and to a lesser extent, resources normally dedicated to operation and maintenance tasks being shifted to storm restoration work.

Entergy New Orleans' results for fourth quarter 2005 reflect a loss of eight cents per share, compared to a loss of two cents per share one year ago. The decrease, due to outages caused by Hurricane Katrina, reflects $44 million of lower net revenue compared to one year ago, with reduced operation and maintenance expense and lower interest expense partially offsetting the impact of lower revenues.

Excluding Entergy New Orleans, megawatt-hour sales in the residential sector in fourth quarter 2005, on a weather-adjusted basis, were down two percent, compared to fourth quarter 2004. Commercial and governmental sales, after adjusting for weather, were down four percent, compared to the prior quarter. Industrial sales, after adjusting for the planned loss of one customer to cogeneration, experienced a decrease of more than 12 percent in fourth quarter 2005, compared to the same period a year ago.

Weather-adjusted sales usage was lower in the current period due primarily to customer outages in all customer classes caused by two major hurricanes during third quarter 2005. The significant decline in the industrial sector in fourth quarter reflects the storm-related impact that was concentrated in the chemical and refining sectors which made up more than 50 percent of Entergy's industrial sales in 2005. High gas prices have placed some strain on the chemical and paper sectors, but large scale disruptions have not been experienced to date.

For the year 2005, Utility, Parent and Other earned $604.2 million, or $2.82 per share, on an as-reported basis, compared with $661.0 million, or $2.86 per share, for 2004. Operational earnings in 2005 were $648.9 million, or $3.03 per share, compared to $644.3 million, or $2.79 per share, for 2004. The higher operational earnings in 2005 were due primarily to warmer-than-normal weather and the impact of accretion, both of which offset the negative effects of the storms on Utility, Parent and Other results.

Entergy Nuclear

Entergy Nuclear earned $77.1 million, or 37 cents per share, on both as-reported and operational bases in fourth quarter 2005. This compares to as-reported and operational earnings of $49.5 million, or 22 cents per share, in fourth quarter 2004. In fourth quarter 2005 Entergy Nuclear had higher generation resulting from uprates, one planned refueling outage compared to two in fourth quarter 2004, and higher contract pricing. In addition, operation and maintenance expense decreased quarter to quarter due to timing. Also, accretion impacted Entergy Nuclear's earnings during the current period.

For the year 2005, Entergy Nuclear earned $282.6 million, or $1.32 per share, on both as-reported and operational bases, compared with $245.0, or $1.06 per share, for 2004. The increase in 2005 earnings was due primarily to increased revenue from higher contract pricing and higher generation due to fewer planned and unplanned refueling outage days, and accretion.

Energy Commodity Services

Fourth quarter 2005 results for Energy Commodity Services include only earnings from Entergy's non-nuclear wholesale assets business. Energy Commodity Services' as-reported results in fourth quarter 2004 included earnings from both the non-nuclear wholesale assets business and Entergy-Koch, LP.

As-reported results for Energy Commodity Services in fourth quarter 2005 were $13.3 million, or six cents per share, compared to $23.1 million, or 10 cents per share, in fourth quarter 2004. As-reported results in the current period reflect the absence of a 15-cent loss in fourth quarter 2004 incurred by Entergy Koch, LP. The trading and pipeline businesses of Entergy Koch, LP were sold in late 2004. Operational results for Energy Commodity Services were also $13.3 million, or six cents per share, in fourth quarter 2005, compared to a loss of $1.6 million, or one cent per share, on an operational basis one year ago. The earnings in the current period reflect the sale of SO2 allowances during fourth quarter.

For the year 2005, Energy Commodity Services earned $11.6 million, or five cents per share, on both as-reported and operational bases, compared with $3.5 million, or one cent per share, in as-reported earnings and an operational loss of $9.8 million, or five cents per share, in 2004. The higher operational results in 2005 were due primarily to the sales of SO2 allowances at various times during the year.

Outlook

Entergy is initiating as-reported earnings guidance for 2006 in the range of $4.78 to $5.08 per share; 2006 operational earnings guidance is $4.50 to $4.80 per share. Earnings guidance ranges exclude Entergy New Orleans given the uncertainty that remains for this business as it works toward emerging from bankruptcy.

Entergy continues to focus on resolving challenges and uncertainties brought on by the hurricanes that severely affected its business operations in August and September of 2005. While these issues may affect near-term financial performance, the company's long-term aspirations remain in tact. Specifically, Entergy aspires to deliver average annual earnings per share growth of 5-6 percent, to achieve a 9 percent return on invested capital, and to continue to improve the company's overall credit quality over the long-term. The company's ability to achieve these aspirations over time will be based upon a combination of factors which include, but are not limited to, intrinsic growth, the recovery of storm-related restoration costs, the return of customers and load to portions of the Entergy service territory, and the amount of cash that is available for capital deployment in investments, share repurchases, dividends, or debt retirement.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.

Entergy's online address is www.entergy.com

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce tax payments, the effects of litigation and weather, and uncertainties associated with efforts to remediate the effects of Hurricanes Katrina and Rita and recovery of costs associated with restoration including Entergy's ability to obtain financial assistance from governmental authorities in connection with these storms, the outcome of the Chapter 11 bankruptcy proceeding of Entergy New Orleans, Inc. and the impact, if any, of this proceeding on other Entergy companies.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures Fourth Quarter and Year-to-Date 2005 vs. 2004
(Per share in U.S. $)

	Fourth Quarter			Year-to-Date
	2005	2004	Change	2005	2004	Change
As-Reported
Utility, Parent & Other	-	0.36	(0.36)	2.82	2.86	(0.04)
Entergy Nuclear	0.37	0.22	0.15	1.32	1.06	0.26
Energy Commodity Services
Non-nuclear wholesale assets	0.06	0.25	(0.19)	0.05	0.23	(0.18)
Entergy-Koch Trading	-	(0.21)	0.21	-	(0.35)	0.35
Gulf South Pipeline	-	0.06	(0.06)	-	0.13	(0.13)
Total Energy Commodity Services	0.06	0.10	(0.04)	0.05	0.01	0.04
Consolidated As-Reported Earnings	0.43	0.68	(0.25)	4.19	3.93	0.26

Less Special Items
Utility, Parent & Other	(0.16)	0.07	(0.23)	(0.21)	0.07	(0.28)
Entergy Nuclear	-	-	-	-	-	-
Energy Commodity Services
Non-nuclear wholesale assets	-	0.26	(0.26)	-	0.28	(0.28)
Entergy-Koch Trading	-	(0.21)	0.21	-	(0.35)	0.35
Gulf South Pipeline	-	0.06	(0.06)	-	0.13	(0.13)
Total Energy Commodity Services	-	0.11	(0.11)	-	0.06	(0.06)
Consolidated Special Items	(0.16)	0.18	(0.34)	(0.21)	0.13	(0.34)

Operational
Utility, Parent & Other	0.16	0.29	(0.13)	3.03	2.79	0.24
Entergy Nuclear	0.37	0.22	0.15	1.32	1.06	0.26
Energy Commodity Services
Non-nuclear wholesale assets	0.06	(0.01)	0.07	0.05	(0.05)	0.10
Entergy-Koch Trading	-	-	-	-	-	-
Gulf South Pipeline	-	-	-	-	-	-
Total Energy Commodity Services	0.06	(0.01)	0.07	0.05	(0.05)	0.10
Consolidated Operational Earnings	0.59	0.50	0.09	4.40	3.80	0.60

Entergy Corporation
Consolidated Income Statement
Three Months Ended December 31
(in thousands)
	2005	2004	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,209,881	$1,889,926	16.9
Natural gas	25,931	52,908	(51.0)
Competitive businesses	416,605	360,394	15.6
Total	2,652,417	2,303,228	15.2
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	650,363	643,827	1.0
Purchased power	732,510	381,890	91.8
Nuclear refueling outage expenses	42,261	41,988	0.7
Provision for turbine commitments, asset impairments, and restructuring charges	-	55,000	-
Other operation and maintenance	569,345	640,952	(11.2)
Decommissioning	34,542	36,337	(4.9)
Taxes other than income taxes	98,173	95,078	3.3
Depreciation and amortization	219,221	232,188	(5.6)
Other regulatory (credits) - net	(5,067)	(33,601)	(84.9)
Total	2,341,348	2,093,659	11.8
Operating Income	311,069	209,569	48.4
Other Income:
Allowance for equity funds used during construction	16,322	11,010	48.2
Interest and dividend income	34,857	34,659	0.6
Equity in earnings (loss) of unconsolidated equity affiliates	(21,028)	(46,820)	55.1
Miscellaneous - net	9,650	(4,486)	315.1
Total	39,801	(5,637)	806.1
Interest and Other Charges:
Interest on long-term debt	116,185	114,224	1.7
Other interest - net	21,208	14,416	47.1
Allowance for borrowed funds used during construction	(9,587)	(7,222)	32.7
Total	127,806	121,418	5.3

Income From Continuing Operations Before Income Taxes	223,064	82,514	170.3
Income Taxes	93,113	(80,662)	215.4
Income From Continuing Operations	129,951	163,176	(20.4)
Loss From Discontinued Operations (net of taxes of ($17,995) and ($399))	(33,508)	(2,202)	1,421.7
Consolidated Net Income	96,443	160,974	(40.1)
Preferred dividend requirements of subsidiaries and other	6,210	6,037	2.9
Earnings Applicable to Common Stock	$90,233	$154,937	(41.8)

Earnings Per Average Common Share (from continuing operations):
Basic	$0.59	$0.71	(16.9)
Diluted	$0.59	$0.69	(14.5)
Loss Per Average Common Share (from discontinued operations):
Basic	($0.16)	($0.01)	1,500.0
Diluted	($0.16)	($0.01)	1,500.0
Earnings Per Average Common Share:
Basic	$0.43	$0.70	(38.6)
Diluted	$0.43	$0.68	(36.8)
Average Number of Common Shares Outstanding - Basic	207,495,740	221,650,353
Average Number of Common Shares Outstanding - Diluted	211,267,191	226,218,648

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended December 31
(in thousands)
	2005	2004	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$8,446,830	$7,932,577	6.5
Natural gas	77,660	208,499	(62.8)
Competitive businesses	1,581,757	1,544,445	2.4
Total	10,106,247	9,685,521	4.3
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,176,015	2,488,208	(12.5)
Purchased power	2,521,247	1,701,610	48.2
Nuclear refueling outage expenses	162,653	166,072	(2.1)
Provision for turbine commitments, asset impairments, and restructuring charges	-	55,000	-
Other operation and maintenance	2,122,206	2,268,332	(6.4)
Decommissioning	143,121	149,529	(4.3)
Taxes other than income taxes	382,521	403,635	(5.2)
Depreciation and amortization	856,377	893,574	(4.2)
Other regulatory (credits) - net	(49,882)	(90,611)	(44.9)
Total	8,314,258	8,035,349	3.5
Operating Income	1,791,989	1,650,172	8.6
Other Income:
Allowance for equity funds used during construction	45,736	39,582	15.5
Interest and dividend income	150,479	109,635	37.3
Equity in earnings (loss) of unconsolidated equity affiliates	985	(78,727)	101.3
Miscellaneous - net	14,251	55,509	(74.3)
Total	211,451	125,999	67.8
Interest and Other Charges:
Interest on long-term debt	440,334	463,384	(5.0)
Other interest - net	64,646	40,133	61.1
Allowance for borrowed funds used during construction	(29,376)	(25,741)	14.1
Total	475,604	477,776	(0.5)

Income From Continuing Operations Before Income Taxes	1,527,836	1,298,395	17.7
Income Taxes	559,284	365,305	53.1
Income From Continuing Operations	968,552	933,090	3.8
Loss From Discontinued Operations (net of taxes of ($24,051) and $603)	(44,794)	(41)	-
Consolidated Net Income	923,758	933,049	(1.0)
Preferred dividend requirements of subsidiaries and other	25,427	23,525	8.1
Earnings Applicable to Common Stock	$898,331	$909,524	(1.2)
Earnings Per Average Common Share (from continuing operations):
Basic	$4.49	$4.01	12.0
Diluted	$4.40	$3.93	12.0
Loss Per Average Common Share (from discontinued operations):
Basic	($0.21)	-	-
Diluted	($0.21)	-	-
Earnings Per Average Common Share:
Basic	$4.27	$4.01	6.5
Diluted	$4.19	$3.93	6.6
Average Number of Common Shares Outstanding - Basic	210,141,887	226,863,758
Average Number of Common Shares Outstanding - Diluted	214,441,362	231,193,686

Entergy Corporation
Utility Electric Energy Sales & Customers Excluding Entergy New Orleans

Three Months Ended December 31

	2005	2004	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	7,212	7,010	2.9	(2.1)
Commercial	5,894	6,042	(2.4)	(4.2)
Governmental	383	386	(0.8)	(0.3)
Industrial	8,778	10,268	(14.5)	(14.5)
Total to Ultimate Customers	22,267	23,706	(6.1)	(8.0)
Wholesale	1,549	1,795	(13.7)
Total Sales	23,816	25,501	(6.6)

Twelve Months Ended December 31

	2005	2004	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	31,569	30,757	2.6	(1.1)
Commercial	24,401	24,152	1.0	(0.7)
Governmental	1,568	1,543	1.6	1.6
Industrial	37,615	39,718	(5.3)	(5.3)
Total to Ultimate Customers	95,153	96,170	(1.1)	(2.7)
Wholesale	7,435	8,599	(13.5)
Total Sales	102,588	104,769	(2.1)

December 31

	2005	2004	% Change
Electric Customers (End of period):
Residential	2,111,421	2,117,444	(0.3)
Commercial	296,539	301,422	(1.6)
Governmental	12,467	13,265	(6.0)
Industrial	39,287	41,674	(5.7)
Total Ultimate Customers	2,459,714	2,473,805	(0.6)
Wholesale	33	42	(21.4)
Total Customers	2,459,747	2,473,847	(0.6)